Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

September 30, 2025

The Board of Directors

Safe and Green Development Corporation

100 Biscayne Blvd., #1201

Miami, FL 33132

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by Safe and Green Development Corporation, a Delaware corporation (the “Company”), of the Company’s securities consisting of: (i) up to 320,000 shares (the “Preferred Shares”) of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”); (ii) up to 2,553,192 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), that are issuable from time to time upon conversion of the Series B Preferred Stock (the “Conversion Shares”) at an assumed conversion price of $1.41; and (iii) up to 5,673,759 shares of Common Stock issuable as cumulative dividends at the rate per share of 9% per annum of the assumed stated value per share of $25, until the fifth anniversary of the date of issuance of the Series B Preferred Stock  (the “Dividend Shares”). The proposed maximum aggregate offering price of the Preferred Shares, the Conversion Shares and the Dividend Shares is $11,600,000. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) resolutions adopted by the Board of Directors of the Company, (iii) the amended and restated certificate of incorporation of the Company, as amended, (the “Certificate of Incorporation”), (iv) the amended and restated bylaws of the Company, as amended (v) the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed as an exhibit to the Registration Statement, and (vi) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1. When the Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware, and the Preferred Shares have been issued and delivered in accordance with the Registration Statement and the Certificate of Designations against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Registration Statement and the Certificate of Designations, the Preferred Shares will be validly issued, fully paid and non-assessable.

2. When the Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware, and the Conversion Shares have been issued and delivered in accordance with the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and non-assessable.

3. When the Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware, and the Dividend Shares have been issued and delivered in accordance with the Certificate of Designations, the Dividend Shares will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations, all as in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP